Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is effective this  27th day of  April, 2020, between Comstock Holding Companies, Inc. (the "Employer") and Christopher Clemente (the "Executive").
WITNESSETH
        WHEREAS, the Board of Directors of the Employer (the "Board") reviewed and approved entry into an employment agreement in December 2004 with Christopher Clemente as the Chief Executive Officer of the Employer (the “Original Employment Agreement”), and the Executive accepted the Original Employment Agreement by execution of the same; and
        WHEREAS, the Employer and the Executive desire to modify the terms and conditions of the Original Employment Agreement as provided herein.
        NOW THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:
1.     DEFINITIONS
        Those words and terms that have special meanings for purposes of this Agreement are specially defined through the use of parenthetical quotations and upper-lower case lettering. In addition, the following words and terms shall have the meanings set forth below for the purposes of this Agreement:
1.1. Cause. Termination of the Executive's employment for "Cause" shall mean termination based on any of the following: (a) conviction (or entering a plea of guilty or nolo contendere) of any felony or other crime involving misuse or misappropriation of money or other property, moral turpitude, or that results in Executive being incarcerated for more than sixty (60) consecutive days upon such conviction; or (b) conduct that is intentional in nature that materially injures the business or reputation of the Employer or that prevents the Executive from being able to adequately perform his job duties; or (c) failure of the Executive to perform to the best of his abilities a substantial portion of the Executive's duties and responsibilities assigned or delegated under this Agreement, which failure is not cured, in the reasonable judgment of the Board, within sixty (60) days after written notice given to the Executive by the Board, unless Executive demonstrates during that sixty (60) day period that Executive is taking affirmative steps to cure such failure and in such event Executive shall be entitled to an additional sixty (60) days to cure such failure; (d) any intentional and material breach by the Executive of any of the covenants set forth in the Confidentiality & Non-Competition Agreement of even date herewith; (e) gross negligence, willful gross misconduct or insubordination of the Executive; or (f) an intentional and material breach of any provision of this Agreement that is not cured, in the reasonable judgment of the Board, within sixty (60) days after written notice given to the Executive by the Board, unless Executive demonstrates during that sixty (60) day period that Executive is taking affirmative steps to cure such failure and in such event Executive shall be entitled to an additional sixty (60) days to cure such failure. Cause shall be determined in good faith by the affirmative and unanimous vote of of the whole Board (excluding the Executive if he is a member of the Board) after the Executive has been provided the opportunity to make a presentation to the Board (which presentation may be with counsel) and has been provided thirty (30) days to address any concerns raised by the Board during the presentation to the reasonable satisfaction of the Board.

1.2. Change in Control. "Change in Control" shall mean:

(i) the acquisition by any "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than (A) the Employer or any subsidiary thereof or (B) any employee benefit plan of the Employer or any subsidiary thereof, directly or indirectly, as "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Employer representing more than fifty percent (50%) of either the then outstanding shares or the combined voting power of the then outstanding securities of the Employer;

(ii) during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(iii) the stockholders of the Employer approve (A) a merger, consolidation or other business combination of the Employer with any other "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act)

or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Employer immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Employer or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (B) a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of it's assets (including if accomplished pursuant to the sale of shares of equity securities (including by any consolidation, merger or reorganization) of one or more subsidiaries of the Employer which collectively constitute all or substantially all of its assets); or

(iv) any other event or circumstance that is not covered by the foregoing subsections but that the Board determines to affect control of the Employer and with respect to which the Board adopts a resolution that the event or circumstance constitutes a Change in Control for purposes of this Agreement, provided, however, that a Change in Control shall not include (1) an event described in clause (i) above if the Executive is a beneficial owner, officer or director of the “person” or a member of the “group” acquiring control; (2) an event described in clause (ii) above if the Executive is a director after the change in at least two-thirds of the Board occurs; or (3) an event described in clause (iii) above if the Executive is a beneficial owner, officer or director of the “other person” or a member of the “group” acquiring control.

1.3. Disability. Termination by the Employer of the Executive's employment based on "Disability" shall mean termination because the Executive is unable to perform the essential functions of his/her position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for nine (9) months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

1.4. Good Reason. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive based on any one of the following:

1.4.1 Without the Executive's express written consent, a material adverse change made by the Employer in the Executive's functions, duties or responsibilities;

1.4.2. Without the Executive's express written consent, a reduction by the Employer in the Executive's Base Salary and/or Bonus as the same may be increased from time to time; or, except to the extent permitted by Section 3.4.1 hereof, a substantial and significant reduction in the amount of Employer's directors' and officers' insurance coverage or a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;

1.4.3. Without the Executive's express written consent, the Employer fails to provide the Executive with an office and administrative support or requires the Executive to work in an office which is more than ten (10) miles from the location of the Employer's current principal executive office, except for required travel on business of the Employer to an extent substantially consistent with the Executive's business travel obligations; or

1.4.4. The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by a successor as contemplated in Section 8.1 hereof; provided however , that any actions taken by the Employer to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a "good reason" for purposes of this Agreement; and provided further that the continued employment of the Executive shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason.

1.5. Notice of Termination. Any purported termination of the Executive's employment by the Employer for any reason, or by the Executive for any reason shall be communicated by a written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination; and (iv) is given in the manner specified in Section 8.2. "Date of Termination" as used in this Agreement shall mean the date specified in the Notice of Termination required by this Section.
2.     EMPLOYMENT
2.1. Position and Term. The Employer hereby employs the Executive as Chief Executive Officer, reporting directly to the Board, and the Executive hereby accepts said employment and agrees to render such services to the Employer, on the terms and conditions set forth in this Agreement. Unless extended as provided in this Section 2.1, or terminated in accordance with Section 5, this Agreement shall terminate five (5) years after the date first above-written; provided, however, that, while this Agreement is in effect, beginning one year following the date first above-written and continuing on each one year anniversary of the Agreement (the "Annual Renewal Date"), this Agreement shall be automatically extended for an additional one (1) year, unless the parties have re-negotiated the Agreement or one of the parties gives written notice of non-renewal in accordance with Section 8.2 hereof to the other party at least thirty (30) days prior to an Annual Renewal Date, in which event this Agreement shall continue in effect for the remaining term of the Agreement. Reference herein to the "Term" of this Agreement shall refer both to the initial term and any successive term, as the context requires. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided.

2.2. Duties. During the Term, and to the extent reasonably necessary to perform his duties hereunder, the Executive shall devote his full working time and attention and agrees to use his best efforts to further the interests of the Employer and to perform such services for the Employer as is consistent with his position and as directed, from time to time, by the Board. During the Term, and to the extent reasonably necessary to perform his duties hereunder, the Executive shall devote his full time, attention and energies to the business of the Employer and shall not be employed or involved in any other business activity that prevents the Executive from performing his duties hereunder. Subject to the foregoing, the following activities are permitted activities: (i) volunteer services for or on behalf of such religious, educational or non-profit organization as Executive may wish to serve, (ii) service as a director of as many as three (3) for-profit business entities, and (iii) such other activities as may be specifically approved by the Employer, including, but not limited to, the activity described on Schedule 2.2 hereto. This restriction shall not, however, preclude the Executive (i) from owning less than fifteen percent (15%) of the total outstanding shares of a publicly traded company or (ii) from employment in any capacity with affiliates of the Employer, nor shall any remuneration from such affiliates be considered in calculating the Base Salary (as defined in Section 3.1) due to Executive hereunder or any Bonus that may be due to Executive.
3.     COMPENSATION AND BENEFITS
3.1. Base Salary. For services rendered hereunder by the Executive, the Employer shall compensate and pay Executive for his services during the Term at a minimum base salary of five hundred thousand dollars ($500,000) per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Board. Said Base Salary shall be payable in accordance with the Employer's regular payroll practices.

3.2. Bonus. In addition to his Base Salary, the Executive shall be eligible during the Term to receive an annual cash bonus determined by the Board based on the Employer's financial performance goals and taking into account a recommendation by the Employer's Compensation Committee ("Bonus"). Any Bonus shall be paid within seventy-five (75) days of the end of the Employer's fiscal year, and, provided the Employer's goals have been met, will be not less than one hundred percent (100%) of the Executive's Base Salary. The Executive must be employed at the end of the fiscal year but need not be employed by the Employer at the time of payment in order to receive any Bonus to which the Executive is otherwise entitled pursuant to the terms of this Section 3.2. Payment of any Bonus shall be subject to the provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 hereof. The Executive is also an eligible participant in the Employer's equity incentive, employer stock purchase and any similar executive compensation plans the Employer may adopt from time to time. Any awards under such plans shall be determined by the Board, taking into account a recommendation by the Employer's Compensation Committee.

3.3. Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation. Employer shall make such payments to the applicable taxing authority when due.

3.4. Policies and Benefits.

3.4.1 Participation in Policies and Benefit Plans. Except as otherwise provided herein, during the Term, the Executive's employment shall be subject to the personnel policies that apply generally to the Employer's executive employees as the same may be interpreted, adopted, revised or deleted from time to time by the Employer in its sole discretion. Except as otherwise provided herein, during the Term, the Executive shall be entitled to participate in and receive the benefits of any benefit plans, benefits and privileges given to executive level employees of the Employer, to the extent commensurate with his then duties and responsibilities ("Benefit Plans") when and if such Benefit Plans are established by the Employer. The Employer shall not make any changes in such plans, benefits or privileges that would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employer. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to Section 3.1 hereof.

3.4.2 Director's and Officer's Liability Insurance. During the Term, the Employer shall provide the Executive with directors' and officers' liability insurance coverage in an amount determined by the Board to be appropriate and affordable and deemed reasonably acceptable by the Executive. In addition, after the expiration of this Agreement, the Employer shall provide the Executive with such directors' and officers' liability insurance coverage in an amount and for a period of time determined by the Board to be appropriate and affordable and deemed reasonably acceptable by the Executive.

3.4.3 Life Insurance. During the Term, the Employer shall provide the Executive with Life Insurance in accordance with the terms of any applicable life insurance plan established by the Employer.

3.4.4 Long-term Disability Insurance. During the Term, the Employer shall provide the Executive with Long-Term Disability Insurance in accordance with the terms of any applicable long-term disability plan established by the Employer.
4.     SUPPORT AND EXPENSES
4.1. Office. The Employer shall provide the Executive with secretarial and support staff and furnished offices and conference facilities in the Reston, Virginia area, and in such other location, if any, in which the Executive hereafter agrees to perform services on behalf of the Employer, all of which shall be consistent with the Executive's duties and sufficient for the efficient performance of those duties as reasonably determined by Executive.

4.2. Expenses. The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, traveling expenses, communication expenses (including, but not limited to, reasonable expenses relating to the acquisition, installation and maintenance of telecommunications and computer networking facilities enabling Executive to perform his duties on behalf of the Employer from any of Executive's residences), and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by policies of the Employer and/or the Board. Additionally, Employer shall reimburse Executive for legal fees and related costs, up to a maximum of fifty thousand dollars ($50,000), incurred in connection with estate planning matters undertaken on behalf of Executive during each five (5) year period following this Amended and Restated Employment Agreement.
5.     TERMINATION
5.1. Termination Due to Death. If the Executive's employment is terminated by reason of the Executive's death, the Employer shall (i) continue to pay the Executive's Base Salary then in effect for a period of twelve (12) months after the Date of Termination (after which time the Employer shall have no further obligation to pay Base Salary to the Executive) and (ii) within ninety (90) days of the Employer's last payment of Base Salary under this Section, or the end of the Employer's fiscal year during which the Executive's death occurs, whichever is earlier, pay, on a prorated basis if applicable, any earned but unpaid Bonus, determined as of the Date of Termination (using calendar days of service to the Company during the year of Executive's death as a percentage of 365 calendar days to determine the percentage of Bonus compensation). The entitlement of any beneficiary of the Executive to benefits under any benefit plan shall be determined in accordance with applicable law and the provisions of such plan. In lieu of payments to the Executive's estate following the Executive's death, the Executive may designate a beneficiary or beneficiaries to whom all payments which may be due under this Agreement will be made in the event of the Executive's death. Such designation shall be made on a form delivered to the Employer. The Executive shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Employer, and no notice to any beneficiary nor consent by any beneficiary shall be required to effect any such change or revocation. If the Executive shall fail to designate a beneficiary before the Executive's death, or if no designated beneficiary survives the Executive, any payments which may be due under this Agreement following the Executive's death will be paid to the Executive's estate.

5.2. Termination Due to Disability. If the Executive is terminated due to Disability, the Employer shall (i) continue to pay the Executive's Base Salary then in effect for a period of twenty four (24) months after the Date of Termination (after which time the Employer shall have no further obligation to pay Base Salary to the Executive) and (ii) within ninety (90) days of the Employer's last payment of Base Salary under this Section, or the end of the Employer's fiscal year during which such Disability occurs, whichever is earlier, pay, two (2) times one hundred percent (100%) of the Bonus the Executive would have been entitled to had he remained in the employment of the Company until the end of the

Company’s fiscal year. The entitlement of the Executive to benefits under a plan described in Section 3.4.1 upon such termination shall be determined in accordance with applicable law and the provisions of such plan.

5.3. Termination by Executive Other Than for Good Reason. In the event the Executive terminates this Agreement other than for Good Reason, compensation pursuant to Section 3.1 of this Agreement shall end as of the Date of Termination and any unpaid Bonus shall be forfeited by the Executive. The entitlement of the Executive to benefits under any Benefit Plan shall be determined in accordance with applicable law and the provisions of such plan.

5.4. Termination by the Employer Without Cause. If this Agreement is terminated by the Employer Without Cause pursuant to this Section 5.4, effective the Date of Termination, the Employer shall, subject to Section 9 hereof, (i) continue to pay the Executive's Base Salary then in effect for a period of forty-eight (48) months after the Date of Termination and (ii) within ninety (90) days of the Employer's last payment of Base Salary under this Section, or the end of the Employer's fiscal year during which such Termination Without Cause occurs, whichever is earlier, pay two (2) times one hundred percent (100%) of the Bonus the Executive would have been entitled to had he remained an employee of Employer until the end of Employer's fiscal year and during such time, Employer’s business objectives were achieved in a manner that would have entitled Executive to receive full Bonus compensation, including cash and equity awards. Thereafter, the Employer shall have no further obligation to pay compensation to the Executive under this Agreement; provided however, that upon a termination by the Employer pursuant to this Section 5.4 within the twenty four (24) full calendar months following the effective date of a Change in Control, the cash payment(s) due to Executive as described in this Section 5.4 shall be due and payable in full within thirty (30) days of the effective date of the Executive's Termination Without Cause. In addition, if the Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for a period of forty eight (48) months after the Date of Termination (the “Welfare Benefits Continuation Period”), the Employer shall pay the excess of (i) the COBRA cost of such coverage over (ii) the amount that the Executive would have had to pay for such coverage if he had remained employed during the Welfare Benefits Continuation Period and paid the active employee rate for such coverage; provided, however, that (A) that if the Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Employer’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the Welfare Benefits Continuation Period shall run concurrently with any period for which the Executive is eligible to elect health coverage under COBRA; (C) the Employer-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in the Executive’s income in accordance with applicable rules and regulations; (D) during the Welfare Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (F) Executive’s rights pursuant to this Section 5.4 shall not be subject to liquidation or exchange for another benefit.

5.5. Termination for Cause. Upon a Termination by the Employer for Cause as defined in Section 1.1 pursuant to this Section 5.5, the Employer shall have no further obligation to pay compensation (Base Salary or Bonus) to the Executive effective the Date of Termination. The entitlement of the Executive to benefits under a plan described in Section 3.4.1 upon such termination shall be determined in accordance with applicable law and the provisions of such plan.

5.6. Termination by the Executive for Good Reason. If the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to receive the same payments and benefits specified in Section 5.4 of this Agreement. Upon a termination for Good Reason within the twelve (12) full calendar months following the effective date of a Change in Control, the Executive shall be entitled to the same expedited payments provided in Section 5.4. The entitlement of the Executive to benefits under a plan described in Section 3.4.1 upon such termination shall be determined in accordance with applicable law and the provisions of such plan.

5.7. Termination Due to Discontinuance of Business. Notwithstanding anything in this Agreement to the contrary, in the event the Employer's business is discontinued because rendered impracticable by substantial financial losses or lack of funding, as reasonably determined jointly by the Executive and a majority of the members of the Board of Directors, so long as the Executive is a member of the Board of Directors, this Agreement shall terminate as of the day the Employer determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 5.7, the Employer shall have no further obligation to pay compensation to the Executive effective the Date of Termination. The entitlement of the Executive to benefits under a plan described in Section 3.4.1 upon such termination shall be determined in accordance with applicable law and the provisions of such plan. This Section 5.7 shall be void and of no effect in the event of a discontinuance that occurs within twelve (12) months after the effective date of a Change in Control.

5.8. Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the course of this Agreement the parties by mutual consent decide to terminate it, they shall do so by separate agreement setting forth the terms and conditions of such termination.

5.9. Cooperation with Employer After Termination of Employment. Following termination of the Executive's employment for any reason, the Executive shall fully cooperate with the Employer in all matters relating to the winding up of his pending work on behalf of the Employer including, but not limited to, any litigation in which the Employer is involved, and the orderly transfer of any such pending work to other employees of the Employer as may be designated by the Employer. The Employer agrees to reimburse the Executive for any out-of-pocket expenses he incurs in performing any work on behalf of the Employer following the termination of his employment.

5.10. Withholding. All payments required to be made by the Employer to the Executive under Section 5 of this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation. Employer shall make such payments to the applicable taxing authority when due.
6.     CONFIDENTIALITY & NON-COMPETITION AGREEMENT
        The parties hereto have entered into an Amended and Restated Confidentiality & Non-Competition Agreement dated April 27, 2020, which may be amended by the parties from time to time without regard to this Agreement. The Amended and Restated Confidentiality & Non-Competition Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.
7.     EXECUTIVE'S REPRESENTATIONS AND WARRANTIES
7.1. No Conflict of Interest. The Executive warrants that, subject to Schedule 2.2 attached hereto, he is not, to the best of his knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with his loyalty to or duties for the Employer, except as such may have been previously disclosed to Employer.

7.2. Notification of Materials or Documents from Other Employers. The Executive further warrants that he has not brought and will not bring to the Employer or use in the performance of his responsibilities at the Employer any materials or documents of a former employer that are not generally available to the public, unless he has obtained express written authorization from the former employer for their possession and use.

7.3. Notification of Other Post-Employment Obligations. The Executive also understands that, as part of his employment with the Employer, he is not to breach any obligation of confidentiality that he has to former employers, and he agrees to honor all such obligations to former employers during his employment with the Employer. The Executive warrants that he is subject to no employment agreement or restrictive covenant preventing full performance of his duties under this Agreement.

7.4. Indemnification For Breach. In addition to other remedies that the Employer might have for breach of this Agreement, the Executive agrees to indemnify and hold the Employer harmless from any breach of the provisions of this Section 7.
8.     GENERAL PROVISIONS
8.1. Assignment. The Employer shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

8.2. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Comstock Holding Companies, Inc. Employer Headquarters Address at time of Notice
Attention: General Counsel

To the Executive:	Christopher Clemente
Home Address as shown in the records of the Employer at time of Notice
8.3. Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon (i) the Employer unless made in writing and signed by an officer of the Employer designated by the Board, and (ii) upon the Executive unless made in writing and signed by him.

8.4. Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

8.5. Severability. In the event that any provision or portion of this Agreement, with the exception of Sections 2 and 3, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

8.6. Governing Law. To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined accordance with the law of the Commonwealth of Virginia.

8.7. Forum Selection and Consent to Jurisdiction. With respect to any litigation based on, arising out of, or in connection with this Agreement, the parties hereby expressly submit to the personal jurisdiction of the Fairfax County Circuit Court for the Commonwealth of Virginia and of the United States District Court for the Eastern District of Virginia. The parties hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.

8.8. Entire Agreement. This Agreement contains all of the terms agreed upon by the Employer and the Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

8.9. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Employer, including any corporation or entity with which the Employer may merge or consolidate.

8.10. Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

8.11. Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

9. TAX CODE SECTION 409A

9.1. General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Employer nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

9.2. Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or the Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

9.3. Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder. Notwithstanding the foregoing, any Non-Exempt Deferred Compensation that would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee shall not be paid before the later of (i) 18 months following the date of this Amendment, or (ii) six months following the date of the Executive’s separation from service.

9.4. Treatment of Installment Payments. Subject to this Section 9, the payment of any termination benefits under Section 5 of this Agreement shall commence on the first payroll date to occur after the sixtieth (60th) day following the Executive’s date of termination. Each payment of termination benefits under Section 5 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

9.5. Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection 9.3 above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Employer may elect to make or commence payment at any time during such period.

9.6. Timing of Reimbursements and In-kind Benefits. If the Executive is entitled to be paid or reimbursed for any taxable expenses under Section 4.2 or Section 5.9, and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s rights to payment or reimbursement of expenses pursuant to Section 5.9 shall expire at the end of the ten years after the Date of

Termination. No right of the Executive to reimbursement of expenses under Section 4.2 or Section 5.9 shall be subject to liquidation or exchange for another benefit.

9.7. Permitted Acceleration. The Employer shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Employment Agreement to be duly executed on the date and year first written above.

The Employer:	COMSTOCK HOLDING COMPANIES, INC.
By:
	By:	Christopher Guthrie Chief Financial Officer
Christopher Guthrie
Chief Financial Officer

The Executive:
	Christopher Clemente	Christopher Clemente

Schedule 2.2

Employer-Permitted Activities
        In connection with the Amended and Restated Employment Agreement, effective April 27, 2020, between the Employer and the Executive, the following shall be deemed specifically permitted and approved business activities within the purview of Section 2.2(ii) of the Employment Agreement:
Executive, whether in his individual capacity, through Comstock Partners, LC or an affiliated entity ("Comstock Partners") or as a partner, collaborator or co-venturer (without regard to whether the Executive is a majority owner of any such partnership, collaboration or joint venture), may engage in the business of:
(i)    constriction, development of and/or ownership of real property, including but not limited to for sale or income-producing commercial or for-rent residential (such as apartment buildings) real estate investment properties, speculative land holdings and the related development of such speculative land holdings, and finished building pads related to for-sale single-family homes, townhomes or condominiums; and
(ii)    secured real estate lending to unrelated third parties, where Executive or an entity owned or controlled by Executive, makes loans secured by real estate.